Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

TALECRIS BIOTHERAPEUTICS OVERSEAS SERVICES CORP.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST.  The name of the Corporation is TALECRIS BIOTHERAPEUTICS OVERSEAS SERVICES CORP.

SECOND.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to provide support services for the sale of biotherapeutics products outside the United States and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 3,000.  All such shares are to be Common Stock, par value $.01 per share, and are of one class.

FIFTH.  The incorporator of the Corporation is John F. Gaither, Jr., whose mailing address is Talecris Biotherapeutics, Inc., 4101 Research Commons, 79 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709.

SIXTH.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

EIGHTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH.  The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.  The name and mailing address of the persons who will serve as directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are duly elected and qualified, are:

Director:	Address:

Lawrence D. Stern	4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, NC 27709

John F. Gaither, Jr.	4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, NC 27709

Joel E. Abelson	4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, NC 27709

The undersigned incorporator hereby acknowledges that the foregoing certificate of Incorporation is his act and deed on this the 1st day of December, 2009.

/s/ John F. Gaither, Jr.
John F. Gaither, Jr.
Incorporator